Exhibit 10.20

Compensation Terms for Jonathan Schwartz

Mr. Schwartz will receive an annual base salary of $1,000,000 and his annual bonus target under Sun’s 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”) will be 200% of his annual base salary. Mr. Schwartz will also be granted, effective April 27, 2006, the following equity-based compensation under Sun’s 1990 Long-Term Equity Incentive Plan (the “1990 Plan”):

•	an option to purchase 2,000,000 shares of Sun Common Stock at an exercise price equal to the per-share fair market value on the date of grant, which shall vest at a rate of 20% per year over five years;

•	800,000 restricted stock units, all of which shall vest pursuant to certain performance criteria; and

•	1,500,000 restricted stock units, which shall vest on the one-year anniversary of the date of grant.

Mr. Schwartz will continue to participate in Sun’s employee benefit programs, including Sun’s Amended and Restated U.S. Vice President Severance Plan (the “VP Severance Plan”).

Mr. Schwartz will also enter into Sun’s standard form of Chief Executive Officer Change of Control Agreement, pursuant to which Mr. Schwartz will be eligible to receive three times his annual compensation in the event of a change of control, and shall continue to be a party to Sun’s standard form of Indemnification Agreement.

Sun will cover reasonable expenses for personal security for Mr. Schwartz. The expense of such personal security will be imputed as income to Mr. Schwartz, for which Sun will provide a tax gross-up. Finally, Sun will provide Mr. Schwartz with private jet access for business and reasonable personal use. The expense of any personal private jet use will be imputed as income to Mr. Schwartz and he will be personally responsible for the associated taxes.